Exhibit 99.1
News Release
Contact: Steve Pernotto, Belk, Inc., 704-426-1890, steve_pernotto@belk.com
Belk, Inc. Reports Second Quarter Operating Results
Net Income Increases 9.3 Percent
CHARLOTTE, N.C., August 28, 2008 — Belk, Inc. today announced operating results for its fiscal second quarter and first six months ended August 2, 2008.
Net Sales
Net sales for the 13-week period were $829.3 million compared to $879.6 million for the same prior-year period. The decrease was due primarily to reduced consumer spending in Belk markets resulting from the difficult economic environment. On a comparable store basis, sales for the quarter decreased 4.0 percent.
Net sales for the first six months were $1,646.6 million compared to $1,784.1 million for the same prior-year period. Comparable store sales for the period decreased 6.4 percent.
Net Income
Net income for the second quarter increased 9.3 percent to $8.2 million compared to the same prior-year period. The increase was due to an improvement in gross margins as a percentage of sales and lower expenses during the period. Net income excluding non-comparable items grew by 9.9 percent to $7.8 million compared to the same prior-year period. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
Net income for the first six months was $13.3 million compared to $17.0 million for the same prior-year period. Net income excluding non-comparable items was $11.9 million compared to $21.7 million for the same prior-year period.
Tim Belk, chairman and chief executive officer of Belk, Inc., said, “We have responded to the difficult economic environment by managing inventories and expense and continuing to give customers compelling reasons to shop with us. While sales results were disappointing, we were pleased to deliver a profit improvement through the hard work and efforts of our associates throughout the company.”
Kristin Davis, Pro Golfer D.J. Trahan Partner with Belk on new Private Brands
During the second quarter, Belk announced an exclusive partnership with “Sex and the City” star Kristin Davis for a new line of modern women’s fashions under the Kristin Davis name that will debut in 125 Belk stores this fall. Additionally, professional golfer D.J. Trahan endorsed the company’s exclusive Pro Tour private label line of golf sportswear and performance wear offered at all Belk stores.
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About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. is the nation’s largest privately owned department store company. It operates 307 Belk stores located in 16 Southern states. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership.
Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items”. Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results.
Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; our ability to successfully integrate the Proffitt’s, McRae’s and Parisian department stores acquired from Saks Incorporated; our ability to integrate and operate our in-house fine jewelry business; our ability to successfully expand and operate our Belk.com Web site; changes in interest rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our operational consolidations; and changes in accounting standards or legal regulatory matters.
For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.
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BELK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
(millions)	2008	2007	2008	2007
Revenues	$829.3	$879.6	$1,646.6	$1,784.1
Cost of goods sold (including occupancy, distribution and buying expenses)	573.6	617.8	1,131.9	1,230.4
Selling, general and administrative expenses	231.9	236.5	471.2	490.8
Gain on sale of property and equipment	1.0	.8	2.0	1.5
Asset impairment and exit costs	1.4	.1	1.9	8.7

Operating income	23.4	26.0	43.6	55.7
Interest expense, net	(13.1)	(14.3)	(26.4)	(28.9)
Gain (loss) on investments	1.0	(.1)	1.9	(.1)

Income before income taxes	11.3	11.6	19.1	26.7
Income tax expense	3.1	4.1	5.8	9.7

Net income	$8.2	$7.5	$13.3	$17.0

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Three Months Ended		Six Months Ended
	August 2,	August 4,	August 2,	August 4,
(millions)	2008	2007	2008	2007
Net income	$8.2	$7.5	$13.3	$17.0
Gain on sale of property and equipment, net of income tax	(.7)	(.5)	(1.4)	(.9)
Asset impairment and exit costs, net of income tax	1.0	.1	1.3	5.6
Gain on investments, net of income tax	(.7)	—	(1.3)	—

Net income excluding non-comparable items	$7.8	$7.1	$11.9	$21.7